Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
OneSpan Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-234406) on Form S-3 and (Nos 333-62829, 333-161158 and 333-232207) on Form S-8 of OneSpan Inc. of our reports dated February 25, 2021, with respect to the consolidated balance sheets of OneSpan Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of OneSpan Inc. Our report dated February 25, 2021, on the consolidated financial statements refers to the adoption of Accounting Standards Update (ASU) No. 2016-13, Measurement of Credit Losses on Financial Instruments, as of January 1, 2020, and the adoption of Accounting Standard Codification (ASC) Topic 842, Leases, as of January 1, 2019.

/s/ KPMG LLP

Chicago, Illinois
February 25, 2021